Filed pursuant to Rule 424(b)(3) of the Rules
and Regulations Under the Securities Act of 1933.
Registration Nos. 333-70060 and
333-70060-01 through 333-70060-22

PROSPECTUS SUPPLEMENT NO. 1

$492,400,000

BEST BUY CO., INC.
Convertible Debentures due June 27, 2021
Convertible into
Common Stock
Guaranteed as to Payment of Principal and Interest
By Certain Subsidiaries of Best Buy Co., Inc.

    This prospectus supplement supplements the prospectus dated October 9, 2001, of Best Buy Co., Inc. and its Restricted Subsidiaries, relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $492,400,000 aggregate principal amount at maturity of the debentures and the shares of common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

    The table in the "Selling Securityholders" section of the prospectus is hereby supplemented by the addition of information regarding selling securityholders, which information includes amounts that are in addition to, and that, in some cases, may be in substitution for, amounts listed for the same or other selling securityholders in the prospectus. The following represents updated information regarding the selling securityholders listed in the Selling Securityholders table in the prospectus:

Name	Aggregate Principal Amount at Maturity of Debentures Owned before Offering	Aggregate Principal Amount at Maturity of Debentures that may be Sold	Percentage of Debentures that may be Sold	Number of Shares of Common Stock that may be Sold	Percentage of Shares of Common Stock that may be Sold (1)
Allstate Insurance Company	$ 1,400,000	$ 1,400,000	*	11,019	*
Allstate Life Insurance Company	3,600,000	3,600,000	*	28,337	*
Alpha U.S. Sub Fund VIII, LLC	1,000,000	1,000,000	*	7,871	*

Arbco Associates, L.P.	2,000,000	2,000,000	*	15,742	*
Arbitex Master Fund, L.P.	4,000,000	4,000,000	*	31,485	*
CFFX, LLC	6,700,000	6,700,000	1.4%	52,738	*
Commerzbank A.G.	5,000,000	5,000,000	1.0%	39,357	*
Credit Suisse First Boston Corporation	76,000,000	76,000,000	15.4%	598,226	*
Deephaven Domestic Convertible Trading Ltd.	27,700,000	27,700,000	5.6%	218,037	*
D.E. Shaw Investments, L.P.	4,000,000	4,000,000	*	31,485	*
D.E. Shaw Valence, L.P.	16,000,000	16,000,000	3.2%	125,942	*
Deutsche Banc Alex Brown Inc.	2,500,000	2,500,000	*	19,678	*
Farbitrage Partners	1,000,000	1,000,000	*	7,871	*
First Union National Bank	40,000,000	40,000,000	8.1%	314,856	*
GLG Market Neutral Fund	17,500,000	17,500,000	3.6%	137,749	*
Global Bermuda Limited Partnership	500,000	500,000	*	3,935	*
Granville Capital Corporation	20,000,000	20,000,000	4.1%	157,428	*
Kayne Anderson Capital Income Partners (QP), LP	2,000,000	2,000,000	*	15,742	*
KBC Financial Products (Cayman Islands) Limited	45,000,000	45,000,000	9.1%	354,213	*
Kerr McGee Corporation	925,000	925,000	*	7,281	*
Lakeshore International, LTD.	17,500,000	17,500,000	3.6%	137,749	*
Lyxor Master Fund	1,000,000	1,000,000	*	7,871	*
Morgan Stanley & Co.	5,000,000	5,000,000	1.0%	39,357	*
Newport Investments, Inc.	2,000,000	2,000,000	*	15,742	*
Nichols Applegate Investment Grade Convertible	21,000	21,000	*	165	*
Peoples Benefit Life Insurance Company Teamsters	5,000,000	5,000,000	1.0%	39,357	*
St. Albans Partners Ltd.	5,000,000	5,000,000	1.0%	39,357	*
Southern Farm Bureau Life Insurance	1,150,000	1,150,000	*	9,052	*
Starvest Managed Portfolio	85,000	85,000	*	669	*
State of Florida Division of Treasury	3,000,000	3,000,000	*	23,614	*

TD Securities (USA) Inc.	55,000,000	55,000,000	11.2%	432,927	*
Tokai Asia Ltd.	12,500,000	12,500,000	2.5%	98,392	*
Tour Societe Generale	8,000,000	8,000,000	1.6%	62,971	*
Trident Global Investors Portfolio, LTD	2,000,000	2,000,000	*	15,742	*
UBS AG London Branch	15,000,000	15,000,000	3.0%	118,071	*
UBS O'Connor LLC F/B/O UBS Global Convertible Portfolio	1,000,000	1,000,000	*	7,871	*
UBS O'Connor LLC F/B/O UBS Global Equity Arbitrage Master Ltd.	4,000,000	4,000,000	*	31,485	*
White River Securities L.L.C.	5,000,000	5,000,000	1.0%	39,357	*
Wilmington Trust Company As Owner Trustee For The Forrestal Funding Master Trust	500,000	500,000	*	3,935	*
Yield Strategies Fund I, LP	5,000,000	5,000,000	1.0%	39,357	*
Yield Strategies Fund II, LP	5,000,000	5,000,000	1.0%	39,357	*
Unknown (2)	62,819,000	62,819,000	12.8%	494,473	*

*
Less than 1.0%

(1)
Based on 210,859,510 shares of common stock outstanding as of September 1, 2001.

(2)
The name "Unknown" represents the remaining selling securityholders. We are unable to provide the names of these securityholders because some of these debentures are currently evidenced by a global note which has been deposited with DTC and registered in the name of Cede & Co. as DTC's nominee.

    Investing in the debentures and our common stock involves risks. See "Risks Related to the Debentures" on page 11 of the prospectus.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is October 19, 2001.